                                                                       EXHIBIT 1
                                       Audited Consolidated Financial Statements
                                 for the Years Ended September 30, 2003 and 2002

AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Royal Group Technologies Limited as at September 30, 2003 and 2002 and the consolidated statements of earnings, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP

Chartered Accountants
Toronto, Canada
November 18, 2003

26      ROYAL GROUP TECHNOLOGIES LIMITED        2003

CONSOLIDATED BALANCE SHEETS

September 30, 2003 and 2002
(In thousands of Canadian dollars)

                                                              2003                      2002
                                                                           (Restated -note 1(g))
================================================================================================
ASSETS

Current assets:
   Accounts receivable (note 4)                           $   342,601                $   390,332
   Inventories (note 5)                                       401,619                    495,710
   Prepaid expenses                                            20,498                     26,295
------------------------------------------------------------------------------------------------
                                                              764,718                    912,337
Property, plant and equipment (note 6)                      1,482,723                  1,637,049

Future income tax assets (note 14)                             26,600                      8,824

Goodwill and other assets (note 7)                            256,413                    275,757
------------------------------------------------------------------------------------------------
                                                          $ 2,530,454                $ 2,833,967
================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Bank indebtedness (note 9)                             $   355,080                $   383,785
   Accounts payable and accrued liabilities (note 8)          258,592                    257,324
   Term debt due within one year (note 9)                      21,266                    103,754
------------------------------------------------------------------------------------------------
                                                              634,938                    744,863

Term debt (note 9)                                            383,332                    447,290

Future income tax liabilities (note 14)                       131,169                    126,891

Minority interest                                              15,603                     18,249

Shareholders' equity:
   Capital stock (note 10)                                    632,711                    632,697
   Contributed surplus (note 1(i))                                 74                         --
   Retained earnings                                          841,930                    900,141
   Currency translation adjustments (note 1(g))              (109,303)                   (36,164)
------------------------------------------------------------------------------------------------
                                                            1,365,412                  1,496,674
Commitments and contingencies (note 19)
Subsequent event (note 9)
------------------------------------------------------------------------------------------------
                                                          $ 2,530,454                $ 2,833,967

================================================================================================

See accompanying notes to consolidated financial statements.

On behalf of the Board:

/s/ Vic De Zen
--------------------------------
Vic De Zen
Chairman and Co-C.E.O.

/s/ Douglas Dunsmuir
--------------------------------
Douglas Dunsmuir
Director, Co-C.E.O. and President

/s/ Ron Goegan
--------------------------------
Ron Goegan
Director, Senior V.P. and C.F.O.

                              ROYAL GROUP TECHNOLOGIES LIMITED        2003    27

CONSOLIDATED STATEMENTS OF EARNINGS

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

                                                                   2003                          2002
                                                                                  (Restated - note 1(g))
========================================================================================================
Net sales                                                      $ 1,885,397                   $ 1,915,230

Cost of sales and operating expenses                             1,773,041                     1,554,672
---------------------------------------------------------------------------------------------------------
Earnings before the undernoted                                     112,356                       360,558

Amortization charges (note 12)                                     126,363                       118,308
Interest and financing charges (note 13)                            50,712                        52,225
---------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes and minority interest          (64,719)                      190,025

Income taxes (recovery) (note 14)                                   (4,483)                       55,675
---------------------------------------------------------------------------------------------------------
Earnings (loss) before minority interest                           (60,236)                      134,350

Minority interest                                                    2,025                        (3,334)
---------------------------------------------------------------------------------------------------------
Net earnings (loss)                                            $   (58,211)                  $   131,016
========================================================================================================

Earnings (loss) per share (note 11):
   Basic                                                       $     (0.62)                  $      1.42
   Diluted                                                     $     (0.62)                  $      1.40
========================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
Years ended September 30, 2003 and 2002
(in thousands of Canadian dollars)

                                                                2003                              2002
                                                                                   (Restated- note 1(g))
========================================================================================================
Retained earnings, beginning of year                         $ 900,141                         $ 775,229

Accounting policy change (note 1 (g))                               --                            (6,104)

Net earnings (loss)                                            (58,211)                          131,016
--------------------------------------------------------------------------------------------------------
Retained earnings, end of year                               $ 841,930                         $ 900,141
========================================================================================================

See accompanying notes to consolidated financial statements.

28      ROYAL GROUP TECHNOLOGIES LIMITED        2003

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars)

                                                                             2003                        2002
                                                                                          (Restated - note 1(g))
================================================================================================================
Cash provided by (used in):

Operating activities:
  Earnings (loss) before minority interest                                $ (60,236)                  $ 134,350
  Items not affecting cash (note 16(a))                                     274,548                     152,086
  Change in non-cash working capital (note 16(b))                            17,093                     (49,768)
----------------------------------------------------------------------------------------------------------------
                                                                            231,405                     236,668
Financing activities:
  Decrease in bank indebtedness                                             (28,705)                    (21,582)
  Repayment of term debt                                                   (101,686)                    (24,556)
  Change in minority interest                                                (3,864)                        815
  Change in contributed surplus                                                  74                          --
  Proceeds from issuance of shares under stock option plan                       14                      23,921
----------------------------------------------------------------------------------------------------------------
                                                                           (134,167)                    (21,402)

Investing activities:
  Acquisition of property, plant and equipment                              (93,533)                   (133,326)
  Acquisitions of other businesses                                           (4,525)                   (149,217)
  Proceeds from sale of non-strategic assets                                     --                      67,970
  Change in other assets                                                        820                        (693)
----------------------------------------------------------------------------------------------------------------
                                                                            (97,238)                   (215,266)

----------------------------------------------------------------------------------------------------------------
Change in cash, being cash, end of year                                   $      --                   $      --
================================================================================================================

Supplemental cash flow information:
  Interest and financing charges paid                                     $  47,263                   $  52,891
  Income taxes paid                                                              --                      34,183
  Income taxes received                                                       7,884                          --
================================================================================================================

See accompanying notes to consolidated financial statements.

                              ROYAL GROUP TECHNOLOGIES LIMITED        2003    29

Notes to Consolidated Financial Statements

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

1.    SIGNIFICANT ACCOUNTING POLICIES:

These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles, the more significant of which are outlined below. A reconciliation to accounting principles generally accepted in the United States is shown in note 18.

(a)   Principles of consolidation:

These consolidated financial statements include the accounts of Royal Group Technologies Limited (the "Company"), its subsidiaries and its proportionate share of the accounts of its joint ventures. Investments in joint ventures have been proportionately consolidated based on the Company's ownership interest. All significant intercompany profits, transactions and balances have been eliminated on consolidation.

      Investments over which the Company is able to exercise significant influence are accounted for using the equity method and investments where the Company does not control or exercise significant influence are accounted for using the cost method.

(b)   Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Those estimates and assumptions are based on management's best knowledge of current events and actions that the Company may undertake in the future. The most significant estimates that the Company is required to make relate to allowance for doubtful accounts, inventory obsolescence and income taxes. Actual results could differ from those estimates.

(c)   Inventories:

Inventories are stated at the lower of cost, using the first-in, first-out method, and replacement cost for raw materials and work in process, and net realizable value for finished goods.

(d)   Property, plant and equipment:

Property, plant and equipment are stated at cost less accumulated amortization. Interest costs relating to major capital expenditures are capitalized when interest costs are incurred before the capital asset is placed into productive use. Amortization is provided on a straight-line basis over the estimated useful lives of the assets as follows:

================================================================================
Buildings                                                          20 - 40 years
Plant equipment                                                    10 - 15 years
Dies and moulds                                                     4 - 10 years
Office and computer equipment                                       3 - 10 years
Aircraft and transport equipment                                    5 - 20 years
================================================================================

In December 2002, the Accounting Standards Board ("AcSB") of The Canadian Institute of Chartered Accountants ("CICA") issued Handbook Section 3063, Impairment of Long-Lived Assets, which the Company adopted on a prospective basis for fiscal 2003. Section 3063 provides guidance on recognizing, measuring and disclosing the impairment of long-lived assets. This new standard requires that an impairment loss be recognized when the carrying value of an asset exceeds the total undiscounted cash flows expected from its use and eventual disposition. The impairment recognized is measured as the amount by which the carrying value of the asset exceeds its fair value.

      During 2003, the Company evaluated its foreign operations and has decided to focus its efforts on the primary building products that the Company has to offer, with the Royal Building Systems being positioned as one product within this line-up. The Company also decided to focus primarily on its operations in Mexico, China and Poland. Based on this evaluation, the Company determined that the carrying amounts of certain assets in its foreign operations may not be recoverable and therefore an impairment loss was recognized. The fair value of the impaired assets was determined based on a valuation using a present value model as at the date of the impairment test. An impairment loss of $23,416 was recorded in 2003 and is included in the cost of sales and operating expenses line of the consolidated statement of earnings. The impaired long-lived assets are included in the Products segment of the Company's operations.

      In December 2002, the AcSB of the CICA issued Handbook Section 3475, Disposal of Long- Lived Assets and Discontinued Operations, which the Company adopted on a prospective basis for fiscal 2003. Section 3475 provides guidance on recognizing, measuring, presenting and disclosing long-lived assets to be disposed of. This new section provides criteria for classifying assets as held for sale. It requires an asset classified as held for sale to be measured at fair value less disposal costs.

      During 2003, the Company evaluated certain of its long-lived assets, including machinery and equipment and management information systems, with the decision to reposition or abandon these assets. As such, the Company wrote down these assets to their net realizable value and recorded a charge of $33,600. This charge is included in the cost of sales and operating expenses line of the consolidated statement of earnings. The long-lived assets associated with this charge are included in the Products segment of the Company's operations. During 2003, the Company reclassified certain non-strategic assets that are currently held for sale to a separate line in note 6. These assets primarily comprise certain real estate and have a net book value of $23,199. The loss resulting from the valuation of these assets at market value recorded in 2003 is $1,500 and is included in the cost of sales and operating expenses line of the consolidated statement of earnings. These assets are included in the Support segment of the Company's operations.

(e)   Goodwill and other assets:

In August 2001, the AcSB of the CICA issued Handbook Section 3062, Goodwill and Other Intangible Assets. Section 3062 replaces the requirement to amortize goodwill with a requirement to test for impairment at least annually. Any impairment loss would be charged against current period earnings and shown as a separate line item in the consolidated statements of earnings. The Company adopted Section 3062 effective October 1, 2001. No change was required to the carrying value of goodwill upon adoption of this section. In accordance with the requirements of Section 3062, this change in accounting policy was not applied retroactively and the amounts for the prior periods were not restated.

      The Company completed the annual impairment assessment and no impairment loss has been recorded in the year ended September 30, 2003.

      The standard also specifies the criteria that intangible assets must meet to be recognized and reported apart from goodwill. The Company evaluated existing intangible assets, including estimates of remaining useful lives. No reclassifications were required and patents continue to be amortized on a straight-line basis over 5 to 17 years.

      Deferred financing costs are amortized over the life of the related debt instruments.

(f)   Revenue recognition:

Revenue is recognized when the price is fixed or determinable, collectibility is reasonably assured and upon shipment to or receipt by customers, depending on contractual terms.

(g)   Foreign currency translation:

In November 2001, the AcSB of the CICA issued final amendments to Handbook
Section 1650, Foreign Currency Translation. The Company adopted amended Section 1650 effective October 1, 2002. In accordance with the requirements of Section 1650, this change in accounting policy was applied retroactively and the amounts presented for prior periods have been restated.

      The amendments to this standard require separate disclosure of exchange gains and losses on the income statement and the elimination of the deferral and amortization of unrealized gains and losses on non-current foreign exchange-denominated monetary assets and liabilities, except to the extent that they meet specific criteria for hedge accounting. As of the date of adoption of
Section 1650, the Company had $4,248 in deferred foreign exchange losses on the consolidated balance sheets. This change was applied retroactively with the result that net earnings increased by $1,856 ($0.02 per share) for the year ended September 30, 2002, and earnings of prior periods were reduced by $6,104.

      The accounts of the Company's foreign operations that are considered to be self-sustaining are translated into Canadian dollars using the current rate method. Assets and liabilities are translated at the rates in effect at the consolidated balance sheet dates and revenue and expenses are translated at average exchange rates for the year. Gains or losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred in a "Currency Translation Adjustment" account in shareholders' equity until there is a realized reduction in the net investment. The change in the currency translation adjustments was due to the strengthening of the Canadian dollar to the US dollar.

      Simultaneously with the release of amendments to Section 1650, Foreign Currency Translation, the AcSB issued Accounting Guideline ("AcG") No. 13, Hedging Relationships, which establishes new criteria for hedge accounting. The new criteria includes the requirement for the identification, designation and documentation of the hedging relationship, and an assessment of the effectiveness of the hedging relationship. The requirements of this Guideline are applicable to all hedging relationships in effect for fiscal years beginning on or after July 1, 2003. The Company has adopted this Guideline effective October 1, 2002.

      Gains and losses on the translation of the US dollar-denominated senior notes (note 9) are designated as a hedge of the US dollar net investment in the self-sustaining operations

30    ROYAL GROUP TECHNOLOGIES LIMITED    2003

Notes to Consolidated Financial Statements

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

and are offset against the exchange gains or losses arising on translation of the financial statements of the foreign operations and are included in the currency translation adjustment.

      Monetary assets and liabilities denominated in US dollars have been translated into Canadian dollars at the rate of exchange in effect at the consolidated balance sheet dates. All revenue and expenses denominated in US dollars are translated at average rates in effect during the year. Translation gains and losses are included in the consolidated statements of earnings.

      The accounts of the Company's foreign operations that are considered to be integrated are translated into Canadian dollars using the temporal method.

(h)   Research and development:

The Company carries on various applied research and development ("R&D") programs, certain of which are partially funded by governments, including investment tax credits. R&D expenditures are charged to earnings in the period in which they are incurred. Funding received is accounted for using the cost reduction approach. Total R&D expenditures net of recoveries from governments were approximately $14,985 (2002 - $21,688), of which $7,005 (2002 - $12,143)
was expensed to cost of sales.

(i)   Stock option plan:

Effective October 1, 2002, the Company adopted the new recommendations in Handbook Section 3870, Stock-Based Compensation and Other Stock-Based Payments on a prospective basis, as permitted by the standard. This Section requires a fair value-based method of accounting be applied to all stock-based payments. Effective October 1, 2002, the Company accounts for employee stock options by measuring the compensation costs for options granted on or after October 1, 2002 under the fair value-based method of accounting, using the Black-Scholes option pricing model. As a result of applying this new standard, after-tax compensation expense of $74 for stock options issued after the date of adoption was recorded in the current year (note 10).

(j)   Income taxes:

The Company applies the asset and liability method, whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax laws and rates is recognized in income in the year that includes the date of enactment or substantive enactment.

      In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. Management considers the scheduled reversal of future income tax liabilities, projected future taxable income, the character of the tax assets and the tax planning strategies in making this assessment. Based upon projections of future taxable income over the periods in which the future income tax assets are deductible, management believes the Company will realize the benefits of these assets.

(k)   Comparative figures:

Certain prior year comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

2.    BUSINESS DEVELOPMENT:

Acquisitions of other businesses:

During 2003, the Company acquired working capital and property, plant and equipment from certain businesses for aggregate consideration of $4,525 cash. These acquisitions were accounted for by the purchase method and are summarized as follows:

================================================================================
Working capital                                                           $1,600
Property, plant and equipment                                              2,925
--------------------------------------------------------------------------------
Total purchase price                                                      $4,525
================================================================================

During 2002, the Company acquired 100% equity interest in certain businesses for aggregate consideration of $149,217 in cash. The largest of the acquisitions was the purchase of Royal Mouldings (formerly Marley Mouldings LLC) ("Marley"). Marley was a US manufacturer and marketer of mouldings and millwork made from polyvinylchloride and polystyrene using cellular foam extrusion technology. These acquisitions were accounted for by the purchase method and are summarized as follows:

================================================================================
                                           Royal Mouldings    Other      Total
--------------------------------------------------------------------------------
Working capital                            $        20,512   $   445   $  20,957
Property, plant and equipment                       72,257     7,873      80,130
Other assets                                         7,314        --       7,314
Goodwill                                            40,816        --      40,816
--------------------------------------------------------------------------------
Total purchase price                       $       140,899   $ 8,318   $ 149,217
================================================================================

3.    INTEREST IN JOINT VENTURES:

The Company's proportionate interest in joint ventures includes the following:

================================================================================
                                                              2003         2002
--------------------------------------------------------------------------------
Current assets                                              $12,724      $13,606
Property, plant and equipment                                10,283       13,150
--------------------------------------------------------------------------------
Total assets                                                 23,007       26,756

Current liabilities                                           6,304        6,700
Long-term liabilities                                         1,899        2,171
--------------------------------------------------------------------------------
Total liabilities                                             8,203        8,871
--------------------------------------------------------------------------------
Shareholders' equity                                        $14,804      $17,885
================================================================================

Net sales                                                   $41,505      $51,207
Net earnings                                                  3,348        5,919
================================================================================
Cash provided by operating activities                       $ 5,349      $10,133
Acquisition of property, plant and equipment                    648          762
================================================================================

The Company is contingently liable for the proportionate share of its Joint Ventures partners' liabilities but has recourse to the assets of the Joint Ventures.

4.    ACCOUNTS RECEIVABLE:

================================================================================
                                                        2003             2002
--------------------------------------------------------------------------------
Trade                                                 $332,341         $381,064
Taxes and other                                         24,674           18,535
Allowance for doubtful accounts                        (14,414)          (9,267)
--------------------------------------------------------------------------------
                                                      $342,601         $390,332
================================================================================

5.    INVENTORIES:

================================================================================
                                                          2003            2002
--------------------------------------------------------------------------------
Raw materials and work in process                       $147,385        $175,050
Finished goods                                           254,234         320,660
--------------------------------------------------------------------------------
                                                        $401,619        $495,710
================================================================================

                                    ROYAL GROUP TECHNOLOGIES LIMITED    2003  31

Notes to Consolidated Financial Statements

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

6.    PROPERTY, PLANT AND EQUIPMENT:

======================================================================================
                                                                  2003         2002
--------------------------------------------------------------------------------------
                                                Accumulated     Net book     Net book
                                      Cost      amortization     value         value
--------------------------------------------------------------------------------------
Land                               $   98,864   $         --      $98,864   $  106,443
Buildings                             549,375         92,535      456,840      476,122
Plant equipment                     1,102,082        397,106      704,976      820,780
Dies and moulds                       248,971        127,956      121,015      119,736
Office and computer equipment          54,060         41,233       12,827       19,733
Aircraft and transport equipment       35,980         23,312       12,668       15,833
--------------------------------------------------------------------------------------
                                    2,089,332        682,142    1,407,190    1,558,647

Assets under construction              52,334             --       52,334       78,402
Assets held for sale                   24,927          1,728       23,199           --

--------------------------------------------------------------------------------------
                                   $2,166,593   $    683,870   $1,482,723   $1,637,049
======================================================================================

Assets under construction are expected to be placed into productive use during fiscal 2004 and consist of land and buildings under construction of $15,501 (2002 - $24,776) and plant equipment under construction of $36,833 (2002 - $53,626). Capital expenditures during the year include $2,300 (2002 - $3,616) of capitalized interest costs.

      Assets held for sale are expected to be disposed of during the next 12 months and consist of land of $17,826 and buildings of $5,373.

7.    GOODWILL AND OTHER ASSETS:

================================================================================
                                                             2003         2002
--------------------------------------------------------------------------------
Goodwill                                                   $218,679     $226,203
Patents, net of accumulated amortization of
$7,252 (2002 - $5,089)                                       10,415       13,253
Deferred financing costs, net of accumulated
amortization of $1,481 (2002 - $1,896)                        1,735        2,067
--------------------------------------------------------------------------------
                                                            230,829      241,523

Investments                                                  25,584       34,234
--------------------------------------------------------------------------------
                                                           $256,413     $275,757
================================================================================

Investments include the Company's holdings in associated companies and other business ventures accounted for by the equity and cost methods.

8.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

================================================================================
                                                      2003                2002
--------------------------------------------------------------------------------
Trade                                               $175,530            $202,215
Taxes and other                                       83,062              55,109
--------------------------------------------------------------------------------
                                                    $258,592            $257,324
================================================================================

9.    BANK INDEBTEDNESS AND TERM DEBT:

The Company has an authorized $500,000 (2002 - $700,000) revolving, unsecured bank credit facility with a syndicate of banks, of which $389,661 was drawn at September 30, 2003 (2002 - $63,152) and nil (2002 - $345,830) was committed as backup liquidity to outstanding amounts on the Company's commercial paper program. The bank credit facility was reduced during the fiscal year according to the lending agreement.

      Subsequent to year end, on October 29, 2003, the Company elected to convert its term debt drawn under the 364-day facility to a non-revolving, non-amortizing term loan repayable on April 28, 2005. The costs of borrowings under the term-out remain unchanged from the previous amounts drawn on the revolving facility.

      The bank credit facility is for working capital requirements, acquisitions, capital expenditures, and commercial paper backup liquidity lines and bears interest at prime or at 0.950% (2002 - 0.675%) over bankers' acceptance rates or LIBOR on drawn amounts and a standby fee of 0.175% (2002 - 0.125%) on the undrawn portion of the facility, payable quarterly in arrears. Additionally, utilization fees are determined quarterly in arrears of 0.05% (2002 - 0.05%), if 1/3 to 2/3 of the facility is drawn and 0.10% (2002 - 0.10%), if greater than 2/3 of the facility is drawn. The drawn fee and the standby fee are subject to variation if the Company's term credit rating is adjusted.

      The Company has an authorized $400,000 (2002 - $400,000) commercial paper program in Canada. On September 30, 2003, nil (2002 - $345,830) was issued and outstanding. On January 29, 2003, DBRS downgraded the Company's commercial paper program to R-2 (high) from R-1 (low). Following this, all borrowings under this program were replaced with borrowings under the Company's bank credit facility.

      The Company has an authorized $400,000 (2002 - $400,000) medium-term note program in Canada expiring on April 1, 2004. This program is unsecured, ranking pari passu with the bank credit facility. On April 13, 2000, the Company issued $150,000 of notes, bearing a coupon rate of 6.90%, payable semi-annually in arrears, maturing April 13, 2010, at which time, the notes are due in full.

      The Company is subject to covenants under its various lending agreements.

      The Company has private placements of unsecured senior notes outstanding as follows:

(a) US $45,000 (Canadian $60,844), bearing interest at 7.17% with equal annual principal repayments due from August 2004 to 2006;

(b)   US $25,000 (Canadian $33,803), bearing interest at 7.31%, due August 2006;
      and

(c)   US $115,000 (Canadian $155,492), bearing interest at 7.10%, due November
      2007.

================================================================================
                                                          2003           2002
--------------------------------------------------------------------------------
                                                                     (Restated -
                                                                     note 1 (g))
Bank indebtedness:
   Commercial paper                                     $      --     $ 345,830
   Bankers' acceptances advances                          318,000            --
   LIBOR advances (US $53,000; 2002 - US $40,000)          71,661        63,152
--------------------------------------------------------------------------------
                                                          389,661       408,982

Less cash                                                  34,581        25,197

--------------------------------------------------------------------------------
Bank indebtedness                                       $ 355,080     $ 383,785
================================================================================

Term debt:
Medium-term notes outstanding                           $ 150,000     $ 150,000
Senior notes outstanding (US $185,000;
2002 - US $250,000)                                       250,139       394,700
Other term debt requiring periodic principal
repayments                                                  4,459         6,344
--------------------------------------------------------------------------------
                                                          404,598       551,044

Term debt due within one year                             (21,266)     (103,754)

--------------------------------------------------------------------------------
Term debt                                               $ 383,332     $ 447,290
================================================================================

32    ROYAL GROUP TECHNOLOGIES LIMITED    2003

Notes to Consolidated Financial Statements

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

9.    BANK INDEBTEDNESS AND TERM DEBT (CONTINUED):

Term debt principal repayments, using the year-end exchange rates, for the next five fiscal years and thereafter, are as follows:

================================================================================
2004                                                                    $21,266
2005                                                                     21,266
2006                                                                     55,068
2007                                                                         882
2008                                                                     156,116
Thereafter                                                               150,000
--------------------------------------------------------------------------------
                                                                        $404,598
================================================================================

10.   CAPITAL STOCK:

Authorized capital stock of the Company consists of the following:

(a)   Unlimited preference shares:

      Preference shares are issuable in series, with the designation of rights, privileges, restrictions and conditions to be determined by the Board of Directors prior to the issue of the first shares of a series. None of these shares is issued or outstanding.

(b)   Unlimited subordinate voting and multiple voting common shares:

      (i)   Subordinate voting common shares:

            Each share is entitled to one vote per share at all meetings of shareholders and shall participate equally as to dividends with each multiple voting share.

      (ii)  Multiple voting common shares:

            Each share is entitled to 20 votes per share at all meetings of shareholders and shall participate equally as to dividends with each subordinate voting share. Each share may be converted at any time into a fully paid subordinate voting share on a one-for-one basis, at the shareholder's option.

                  In the event that either the subordinate voting shares or the multiple voting shares are subdivided or consolidated, the other class shall be similarly changed to preserve the relative position of each class. Under certain conditions, the sale or transfer of multiple voting shares shall cause such shares to be changed to subordinate voting shares.

The following common shares have been issued:

===================================================================================================
                          Subordinate voting         Multiple voting                Total
                          Shares       Amount       Shares       Amount       Shares       Amount
---------------------------------------------------------------------------------------------------
September 30, 2001      75,122,556   $  592,141   15,935,444   $   16,635   91,058,000   $  608,776
Issued for cash under
stock option plan        2,159,617       23,921           --           --    2,159,617       23,921
---------------------------------------------------------------------------------------------------

September 30, 2002      77,282,173      616,062   15,935,444       16,635   93,217,617      632,697
Issued for cash under
stock option plan            3,000           14           --           --        3,000           14
---------------------------------------------------------------------------------------------------

September 30, 2003      77,285,173   $  616,076   15,935,444   $   16,635   93,220,617   $  632,711
===================================================================================================

The Company maintains a stock option plan to allow management and key operating personnel to purchase subordinate voting shares, substantially exercisable as to half on or after three years from the date of issue, the balance after six years from the date of issue. The maximum number of subordinate voting shares reserved to be issued for options cannot exceed 8,058,039 and all options expire nine years after the date of issue.

The number of stock options has varied as follows:

================================================================================
                                               2003                       2002
--------------------------------------------------------------------------------
                                            Weighted                   Weighted
                                            average                    average
                              Number of     exercise     Number of     exercise
                               options       price       options        price
--------------------------------------------------------------------------------
Balance, beginning of year    9,663,517    $    27.45    9,752,838    $   24.28
Granted                          60,000         17.14    2,216,779        26.16
Exercised                        (3,000)        11.25   (2,159,617)       11.47
Cancelled                      (613,300)        31.62     (146,483)       32.46
--------------------------------------------------------------------------------
Balance, end of year          9,107,217         27.10    9,663,517        27.45
================================================================================
Options exercisable,
end of year                   4,662,467    $    23.43    3,962,694    $   22.35
================================================================================

                                    ROYAL GROUP TECHNOLOGIES LIMITED    2003  33

Notes to Consolidated Financial Statements

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

10.   CAPITAL STOCK (CONTINUED):

The following table summarizes information about stock options outstanding at September 30, 2003:

===========================================================================================================
                                       Options outstanding              Options exercisable
-----------------------------------------------------------------------------------------------------------
                                       Weighted average
Range of exercise        Number   remaining contractual   Weighted average        Number   Weighted average
price per share     outstanding            life (years)     exercise price   exercisable     exercise price
===========================================================================================================
$ 7.15 - $17.63       1,349,344                     0.7             $11.81     1,299,343             $11.69
$19.60 - $29.90       4,296,123                     5.8              25.43     2,274,094              25.07
$30.00 - $36.00       1,394,750                     3.9              32.81       848,250              32.87
$36.10 - $46.60       2,067,000                     3.4              36.70       240,782              38.10

-----------------------------------------------------------------------------------------------------------
                      9,107,217                   27.10                        4,662,469             $23.43
===========================================================================================================

The table below shows the assumptions used in determining stock-based compensation expense under the Black-Scholes option pricing model:

================================================================================
Assumptions                                                  2003          2002
--------------------------------------------------------------------------------
Risk-free interest rate                                       3.8%          4.7%
Expected life                                            5.2 years     4.9 years
Expected volatility                                          49.7%         42.7%

================================================================================

Weighted average fair value of
options granted                                          $   8.26      $  11.49

================================================================================

11.   EARNINGS (LOSS) PER SHARE:

Basic and diluted earnings (loss) per share have been calculated using the weighted average and maximum dilutive number of shares, using the treasury stock method:

================================================================================
                                           2003                       2002
--------------------------------------------------------------------------------
                              Weighted         Per       Weighted         Per
                              average          common    average          common
                              number of        share     number of        share
                              common shares    amount    common shares    amount
================================================================================
                                                                        (Restated -
                                                                        note 1 (g))
Basic net earnings (loss)
per common share                 93,219,925    $(0.62)      92,574,936    $1.42
Dilutive effect of stock
options                                  --        --          940,800     0.02

--------------------------------------------------------------------------------
Diluted net earnings (loss)
per common share                 93,219,925    (0.62)       93,515,736     1.40
================================================================================

In 2003, all 9,107,217 options are excluded since they are anti-dilutive. For 2002, the dilutive effect of stock options excludes the effect of 5,156,100 out-of-the-money options, as they are anti-dilutive.

34    ROYAL GROUP TECHNOLOGIES LIMITED    2003

Notes to Consolidated Financial Statements

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

12.   AMORTIZATION CHARGES:

================================================================================
                                                         2003             2002
--------------------------------------------------------------------------------
Property, plant and equipment                          $124,013         $116,223
Patents                                                   2,350            2,085
--------------------------------------------------------------------------------
                                                       $126,363         $118,308
================================================================================

13.   INTEREST AND FINANCING CHARGES:

================================================================================
                                                         2003             2002
--------------------------------------------------------------------------------
                                                                     (Restated -
                                                                     note 1 (g))
Interest expense:
        Operating                                      $ 15,343      $    12,751
        Term                                             30,172           36,368
Bank and financing charges                                4,917            2,736
Amortization of deferred financing costs                    280              370
--------------------------------------------------------------------------------
                                                       $ 50,712      $    52,225
================================================================================

14.   INCOME TAXES:

Total income tax expense (recovery) for the year ended September 30, 2003 was allocated as follows:

================================================================================
                                                        2003            2002
--------------------------------------------------------------------------------
                                                                     (Restated -
                                                                     note 1 (g))
Earnings (loss) before income taxes:
Canadian operations                                   $  64,013       $ 206,983
Foreign operations                                     (128,732)        (16,958)
--------------------------------------------------------------------------------
                                                      $ (64,719)      $ 190,025
================================================================================

Current income tax expense (recovery):
Canadian operations                                   $   8,479       $  42,552
Foreign operations                                          200            (304)
--------------------------------------------------------------------------------
                                                          8,679          42,248

Future income tax expense (recovery):
Canadian operations                                       4,611          17,752
Foreign operations                                      (17,773)         (4,325)
--------------------------------------------------------------------------------
                                                        (13,162)         13,427

--------------------------------------------------------------------------------
                                                      $  (4,483)      $  55,675
================================================================================

Income tax expense (recovery) attributable to earnings (loss) differs from the amounts computed by applying the combined federal and provincial income tax rate of 33.12% (2002 - 33.12%) to pretax earnings (loss) as a result of the following:

================================================================================
                                                           2003          2002
--------------------------------------------------------------------------------
                                                                     (Restated -
                                                                     note 1 (g))
Earnings (loss) before income taxes and minority        $ (64,719)    $ 190,025
interest
================================================================================

Expected income taxes based on an effective
   manufacturing and processing income tax rate
   of approximately 33.12% (2002 - 33.12%)              $ (21,435)    $  62,936
Changes in income taxes attributed to:
   Adjustment to future income tax assets and
      liabilities for enacted changes in tax
      laws and rates                                         (565)       (1,407)
   Increase (decrease) due to non-deductible
      expenses incurred in foreign jurisdictions           11,927        (7,107)
Non-taxable refundable income taxes and other               5,590         1,253
--------------------------------------------------------------------------------
                                                        $  (4,483)    $  55,675
================================================================================

In accordance with the Canadian income tax accounting standard (note 1(j)), the effects of substantively enacted changes in federal or provincial income tax rates on future income tax assets and liabilities are included in the Company's consolidated financial statements. The effect of the enacted changes in the provincial income tax rates is reported as a $565 (2002 - $1,407) reduction to future income tax expense in fiscal 2003.

      The Company has been granted tax incentives for its Poland and China subsidiaries. These incentives are subject to certain conditions with which the Company expects to comply.

      The tax effects of temporary differences that give rise to significant portions of the future income tax assets and liabilities at September 30, 2003 are presented below:

================================================================================
                                                          2003             2002
--------------------------------------------------------------------------------
Future income tax assets:
Share issue costs                                    $     706        $     682
Non-capital loss carryforwards                          28,206            7,442
Other, including refundable taxes                        1,681            1,700
--------------------------------------------------------------------------------
                                                        30,593            9,824

Less valuation allowance                                 3,993            1,000

--------------------------------------------------------------------------------
Future income tax assets                             $  26,600        $   8,824
================================================================================

Future income tax liabilities:
Capital, intangible and other assets                 $(115,682)       $(110,917)
Other                                                  (15,487)         (15,974)

--------------------------------------------------------------------------------
Future income tax liabilities                        $(131,169)       $(126,891)
================================================================================

15.   SEGMENT REPORTING DATA:

Operating segments are defined as components of an enterprise about which separate financial information is available and which are evaluated regularly by the chief decision- makers in deciding how to allocate resources and in assessing performance.

The Company's significant operating segments are:

(a)   Products segment:

      This segment represents production and sale of products predominately to the renovation and retrofit market, which include custom profiles, exterior cladding, window coverings, housewares and furniture, outdoor products, pipe/fittings, commercial doors and various applications of the building system used to construct a broad array of structures.

(b)   Support segment:

      This segment represents materials, machinery and tooling and services provided predominately to the products segment. It includes PVC resin and chemical additives manufactured and utilized to produce compounds, as well as a variety of recycled plastics and materials. Machinery and tooling manufacturing, property management, distribution, transportation, research and development, as well as various support services, such as strategic guidance, sales, operational issues, purchasing, financial and administrative support and human resources, are also provided by this segment.

Performance is evaluated based on pre-tax earnings before amortization and interest, and return on invested capital. The Company sells to a broad range of customers, none of which accounted for more than 6.5% (2002 - 5.4%) of net sales.

                                    ROYAL GROUP TECHNOLOGIES LIMITED    2003  35

Notes to Consolidated Financial Statements

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

15.   SEGMENT REPORTING DATA (CONTINUED):

The accounting policies for each of the segments are the same as those described in note 1. Inter-segment transactions are negotiated as if the transactions were to third parties, at market prices.

===================================================================================================================
2003                                                          Products      Support     Intra-group    Consolidated
-------------------------------------------------------------------------------------------------------------------
Net sales                                                   $ 1,868,342   $   581,365   $  (564,310)   $  1,885,397
Earnings before amortization and interest                        17,380        94,976                       112,356
Amortization charges                                             89,827        36,536                       126,363
Acquisition of property, plant and equipment and goodwill        67,945        28,513                        96,458
Property, plant and equipment                                   761,347       721,376                     1,482,723
Goodwill                                                        183,038        35,641                       218,679
Total assets                                                  1,641,720       888,734                     2,530,454
===================================================================================================================

===================================================================================================================
2002                                                          Products      Support     Intra-group    Consolidated
-------------------------------------------------------------------------------------------------------------------
Net sales                                                   $ 1,856,587   $   615,643   $  (557,000)   $  1,915,230
Earnings before amortization and interest                       194,440       166,118                       360,558
Amortization charges                                             83,792        34,516                       118,308
Acquisition of property, plant and equipment and goodwill       219,416        34,856                       254,272
Property, plant and equipment                                   866,589       770,460                     1,637,049
Goodwill                                                        187,045        39,158                       226,203
Total assets                                                  1,814,376     1,019,591                     2,833,967
===================================================================================================================

Virtually all intra-group sales relate to materials, machinery and tooling and service transactions of the support segment.

Certain information with respect to geographic regions is presented below:

===============================================================================================
                                                                                       Other
2003                              Total                      Canada         US        foreign
-----------------------------------------------------------------------------------------------
                                                                          Sales
                                                           ====================================
Manufactured by:
Canadian operations             $1,105,820           59%   $  616,060   $  483,883   $    5,877
US operations                      654,246           35%          202      647,845        6,199
Foreign operations                 125,331            6%            4        1,186      124,141
-----------------------------------------------------------------------------------------------
                                $1,885,397                 $  616,266   $1,132,914   $  136,217
                                                    100%           33%          60%           7%
-----------------------------------------------------------------------------------------------
Property, plant and equipment   $1,482,723                 $1,080,997   $  276,568   $  125,158
Goodwill                           218,679                     84,620      123,546       10,513
===============================================================================================

===============================================================================================
                                                                                       Other
2002                              Total                      Canada         US        foreign
-----------------------------------------------------------------------------------------------
                                                                          Sales
                                                           ====================================
Manufactured by:
Canadian operations             $1,141,013           60%   $  564,051   $  557,652   $   19,310
US operations                      651,044           34%          113      643,360        7,571
Foreign operations                 123,173            6%           --          146      123,027
-----------------------------------------------------------------------------------------------
                                $1,915,230                 $  564,164   $1,201,158   $  149,908
                                                    100%           29%          63%           8%
-----------------------------------------------------------------------------------------------
Property, plant and equipment   $1,637,049                 $1,133,144   $  336,263   $  167,642
Goodwill                           226,203                     84,674      131,016       10,513
===============================================================================================

36    ROYAL GROUP TECHNOLOGIES LIMITED    2003

Notes to Consolidated Financial Statements

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

16.     SUPPLEMENTARY CASH FLOW INFORMATION:
(a)     Items not affecting cash:

================================================================================
                                                       2003               2002
--------------------------------------------------------------------------------
                                                                     (Restated -
                                                                      note 1(g))
Amortization charges                              $ 126,363          $ 118,308
Amortization of deferred financing costs                280                370
Future income taxes                                 (13,498)            13,427
Asset write-downs                                   158,200             23,500
Other                                                 3,203             (3,519)
--------------------------------------------------------------------------------
                                                  $ 274,548          $ 152,086
================================================================================

(b)     Change in non-cash working capital:

================================================================================
                                                      2003                2002
--------------------------------------------------------------------------------
Accounts receivable                               $  7,156           $ (17,752)
Inventories                                         21,026             (66,336)
Prepaid expenses                                    (5,398)              5,998
Accounts payable and accrued liabilities            (5,691)             28,322
--------------------------------------------------------------------------------
                                                  $ 17,093           $ (49,768)
================================================================================

The changes noted above are exclusive of non-cash working capital acquired through acquisitions.

17. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

(a)   Derivative financial instruments:
      The Company does not hold or issue financial instruments for trading purposes and does not hold any derivative instruments.

(b)   Concentration of credit risk:

      Concentration of credit risks in accounts receivable are limited due to the large number of customers comprising the Company's customer base throughout the world. The Company performs ongoing credit evaluations of its customers and establishes an allowance for doubtful accounts based on credit risk applicable to particular customers, historical trends and other relevant information.

(c)   Fair values of financial instruments:

      The fair values of accounts receivable, bank indebtedness and accounts payable and accrued liabilities, as recorded in the consolidated balance sheets, approximate their carrying amounts due to the short-term maturities of these instruments.

            Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

            Fair value estimates of term debt are determined by references to current market prices for debt with similar terms and risks. As at September 30, 2003, the fair value of the Company's senior notes exceeded the book value of these obligations by $40,492 (2002 -$57,003) using year-end exchange rates and discount rates ranging from 1.46% to 2.35%. As at September 30, 2003, the fair value of the Company's medium-term notes exceeded the book value of these obligations by $27,881 (2002 - $18,534), using a discount rate of 4.13%.

18. SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). In certain respects, accounting principles generally accepted in the United States of America ("US GAAP") differ from Canadian GAAP. The following is a summary of the effect of significant differences in GAAP on the consolidated financial statements.

(a)   Description of GAAP differences:

      (i) Substantively enacted tax laws and rates: Canadian GAAP permits the recognition of the impact of substantively enacted changes in tax laws and rates on the measurement of future income tax assets and liabilities in the period those tax laws and rates have been substantively enacted.

                  US GAAP does not recognize the concept of substantively
            enacted tax laws and rates and only allows recognition of the impact of a tax rate reduction on future income tax assets and liabilities once it is passed into a law.

      (ii)  Derivative instruments and hedging activities:

            Canadian GAAP does not require the reporting of derivative instruments on the consolidated balance sheets at fair value. In the US, the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Derivative Financial Instruments and Hedging Activities, as amended by SFAS 149, requires that the Company report all derivative instruments on the consolidated balance sheets at fair value. Management has determined that the impact of the adoption of FASB's SFAS No. 133 on its US GAAP disclosure is not material.

      (iii) Comprehensive income:

            The FASB in the United States issued SFAS 130, which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

      (iv)  Incorporated joint ventures:

            US GAAP requires investments in incorporated joint ventures to be accounted for under the equity method, while under Canadian GAAP, the accounts of incorporated joint ventures are proportionately consolidated. However, under rules promulgated by the Securities and Exchange Commission, a foreign registrant may, subject to the provision of additional information, continue to follow proportional consolidation for purposes of registration and other filings notwithstanding the departure from US GAAP. Consequently, the additional information regarding the Company's interest in joint ventures is presented in note 3.

(b)   Net earnings in accordance with US and Canadian GAAP:

================================================================================
                                                      2003                2002
--------------------------------------------------------------------------------
                                                                      (Restated
                                                                      note 1(g))
Net earnings (loss) in accordance with
Canadian and US GAAP                              $  (58,211)        $ 131,016
Foreign currency translation adjustment              (73,139)          (13,846)
--------------------------------------------------------------------------------
Comprehensive income based on US GAAP             $ (131,350)        $ 117,170
================================================================================

(c)   Other disclosures:

      (i)   Accounting for employee stock options:

            Prior to fiscal 2003, the Company, as permitted under SFAS No. 123, Accounting for Stock-Based Compensation, accounted for stock options using the intrinsic value method and was required to disclose pro forma earnings and earnings per share information as if the Company has accounted for its employee stock options issued in 1995 and subsequent years under the fair value method. The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions by year:

================================================================================
Assumptions                                           2003                2002
--------------------------------------------------------------------------------
Risk-free interest rate                                3.8%            4.7%
Expected life                                          5.2 years       4.9 years
Expected volatility                                   49.7%           42.7%
================================================================================
Weighted average fair value of
options granted                                   $   8.26           $11.49
================================================================================

                       ROYAL GROUP TECHNOLOGIES LIMITED          2003         37

Notes to Consolidated Financial Statements

Years ended September 30, 2003 and 2002
(In thousands of Canadian dollars, except per share amounts)

18. SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. An amendment of FASB Statement No. 123, SFAS 148 amended the transitional provisions of SFAS 123 for entities choosing to recognize stock-based compensation under the fair value-based method of SFAS 123, rather than electing to continue to follow the intrinsic value method. Under SFAS 148, the Company could have adopted the recommendations of SFAS 123 either (a) prospectively to awards granted or modified after the beginning of the year of adoption, (b) retroactively with restatement for awards granted or modified since January 1, 1995, or (c) prospectively to awards granted or modified since January 1, 1995. Effective October 1, 2002, the Company elected to expense employee stock-based compensation using the fair value method prospectively for all awards granted after October 1, 2002. The effect of adoption of SFAS 148 was that after-tax stock compensation expense of $74 was recorded in 2003.

      Had the Company applied the fair value-based method to all stock options outstanding at the date of adoption, the Company's net earnings (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

================================================================================
                                                      2003                2002
--------------------------------------------------------------------------------
                                                                      (Restated
                                                                      note 1(g))
Net earnings (loss), as reported                  $  (58,211)        $ 131,016
Pro forma stock compensation expense                  (3,822)           (9,651)
--------------------------------------------------------------------------------
Net pro forma earnings (loss)                     $  (62,033)        $ 121,365
================================================================================

Basic earnings (loss) per share:

As reported                                       $    (0.62)        $   1.42
Pro forma                                              (0.67)            1.31
Diluted earnings (loss) per share:
As reported                                            (0.62)            1.40
Pro forma                                              (0.67)            1.30
================================================================================

(ii)  Recent accounting pronouncements issued but not yet adopted:

      In January 2003, FASB issued FIN 46, which requires the consolidation of entities defined as variable interest entities (more commonly referred to as special purpose entities), in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. This Interpretation must be applied to all variable interest entities created after January 31, 2003, and by the beginning of the first interim and annual reporting period commencing after September 2003 for variable interest entities created prior to February 1, 2003.The Company has not yet determined the effect, if any, of the adoption of FIN 46 on the Company's consolidated financial statements.

            In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Financial instruments that are within the scope of SFAS No. 150, which previously were often classified as equity, must now be classified as liabilities. SFAS No. 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material impact on the Company's consolidated financial statements.

            In June 2003, the AcSB issued new CICA AcG-15, Consolidation of Variable Interest Entities. This Guideline addresses the consolidation of variable interest entities, which are entities that have insufficient equity or their equity investors lack one or more of the specified essential characteristics of a controlling financial interest. AcG-15 also provides guidance for determining who should consolidate the variable interest entity. This Guideline is effective for the first interim and annual period beginning on or after January 1, 2004, with earlier application encouraged. The impact of adopting this Guideline is not expected to be significant to the Company.

19.   COMMITMENT AND CONTINGENCIES:

The Company is committed to minimum annual payments under operating leases for the rental of buildings as follows:

================================================================================
2004                                                                   $  4,332
2005                                                                      4,070
2006                                                                      3,749
2007                                                                      2,574
2008                                                                      2,314
Thereafter                                                                1,096
--------------------------------------------------------------------------------
                                                                       $ 18,135
================================================================================

The Company has a long-term agreement for the annual purchase of up to 400 million pounds of vinyl chloride monomer from a North American supplier. The contract is at market prices reflecting considerations for volume and term and extends until December 31, 2006. The Company is finalizing a contract extension to extend the contract for another five years. The contract has a two-year notice period.

      The Company has contingent liabilities under standby letters of credit amounting to approximately $13,740 (2002 - $13,800) and US $4,125 (2002 - US
$3,287).

      From time to time, the Company is involved in various claims, legal proceedings, investigations and complaints arising in the course of business. The Company cannot determine whether these claims, legal proceedings, investigations and complaints will, individually or collectively, have a material adverse effect on the business, results of operations and financial condition of the Company.

20.   RELATED PARTY TRANSACTIONS:

During 2003, the Company sold products to companies related to shareholders totalling $1,650 (2002 - $22,800), which was at fair market value.


38        ROYAL GROUP TECHNOLOGIES LIMITED          2003